Exhibit 3.3
STATE OF DELAWARE
CERTIFICATE OF THIRD AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF HANMI FINANCIAL CORPORATION
Hanmi Financial Corporation, a corporation organized and exiting under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST: That at a meeting of the Board of Directors of Hanmi Financial Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of Hanmi Financial Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of Hanmi Financial Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article of thereof numbered VII, Section 2 of Amended and Restated Certificate of Incorporation so that, as amended, said Article shall be and read as follows:
Section 2. Except as otherwise provided by the terms of any series of Preferred Stock or any other securities of the Corporation having a preference over the Common Stock, commencing with the annual meeting of stockholders to be held in 2010, the directors shall be elected for terms expiring at the next annual meeting following their election, and until their successors are qualified, subject to their earlier death, resignation or removal.
SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Judith J. Kim, an Authorized Officer, this 28th day of June 2009.

By:	/s/ Judith J. Kim
	Name:	Judith J. Kim
	Title:	Corporate Secretary and Associate General Counsel